UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2019

PACIRA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 300, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCRX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2019, the Board of Directors (the “Board”) of Pacira BioSciences, Inc. (the “Company”), pursuant to the Amended and Restated Certificate of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company, appointed Christopher J. Christie as a member of the Board, to serve as a Class III director. The Board determined to not appoint Mr. Christie to any committees of the Board at the time of his appointment.

As compensation for his service on the Board, Mr. Christie will receive the Company’s standard compensation for non-employee directors. There are no understandings or arrangements between Mr. Christie and any other person pursuant to which he was selected as a director.

Prior to his appoint as a director, the Company paid an entity affiliated with Mr. Christie (“Christie LLC”) consulting fees of approximately $481,000 and $320,000 in 2018 and 2019, respectively. In addition, as additional consideration for consulting services provided in 2018 and 2019, the Company also granted Christie LLC stock options to purchase an aggregate of 35,000 shares of the Company’s common stock, at exercises prices of $34.38 and $42.54 per share, which vest or vested on a monthly basis through the first anniversary of the grant. The consulting arrangement with Christie LLC was terminated effective as of Mr. Christie’s appointment to the Board. Except as described above, there are no other transactions involving Mr. Christie that the Company is required to report pursuant to Item 404(a) of Regulation S-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacira BIOSCIENCES, Inc.

Date: September 19, 2019	By:	/s/ Kristen Williams
Kristen Williams Chief Administrative Officer and Secretary